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                                                                     EXHIBIT 3.2

                                     BYLAWS

                           for the regulation, except
                       as otherwise provided by statute or
                     its Restated Articles of Incorporation,

                                       of


                        Southern California Water Company

                           (a California corporation)


                               ARTICLE I. Offices.

               Section 1. PRINCIPAL EXECUTIVE OFFICE. The principal executive office of the corporation shall be fixed and located at such place as the Board of Directors (herein called the "Board") shall determine. The Board is hereby granted full power and authority to change said principal executive office from one location to another.

               Section 2. OTHER OFFICES. Branch or subordinate offices may at any time be established by the Board at any place or places.

                      ARTICLE II. Meetings of Shareholders.

               Section 1. PLACE OF MEETINGS. Meetings of shareholders shall be held either at the principal executive office of the corporation or at any other place within or without the State of California which may be designated either by the Board or by the written consent of all persons entitled to vote thereat, given either before or after the meeting and filed with the Secretary.

               Section 2. ANNUAL MEETINGS. The annual meetings of shareholders shall be held on such date and at such time as may be fixed by the Board.

               Section 3. SPECIAL MEETINGS. Special meetings of the shareholders, for any purpose or purposes whatsoever, may be called at any time by the Board, the Chairman of the Board, the President, or by the holders of shares entitled to cast not less than ten percent of the votes at such meeting.


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                             ARTICLE III. Directors.

               Section 1. POWERS. Subject to limitations of the Articles, these Bylaws and of the California General Corporation Law as to action required to be approved by the shareholders or by the outstanding shares, the business and affairs of the corporation shall be managed and all corporate powers shall be exercised by or under the direction of the Board.

               Section 2. NUMBER OF DIRECTORS. The authorized number of directors shall be eight (8).

                              ARTICLE IV. Officers.

               Section 1. OFFICERS. The officers of the corporation shall be a President, a Secretary, and a Chief Financial Officer. The corporation may also have, at the discretion of the Board, such other officers as the business of the corporation may require, each of whom shall hold office for such period, have such authority and perform such duties as the Board may from time to time determine.

               Section 2. PRESIDENT. The President shall be the general manager and chief executive officer of the corporation and has, subject to the control of the Board, general supervision, direction and control of the business and officers of the corporation. The President shall preside at all meetings of the shareholders and at all meetings of the Board. The President has the general powers and duties of management usually vested in the office of president and general manager of a corporation and has such other powers and duties as may be prescribed by the Board.

               Section 3. SECRETARY. The Secretary shall keep or cause to be kept, at the principal executive office or such other place as the Board may order, a book of minutes of all meetings of the shareholders, the Board and its committees, and a share register or a duplicate share register.

               The Secretary shall give, or cause to be given, notice of all the meetings of the shareholders and of the Board and any committees thereof required by the Bylaws or by law to be given, shall keep the seal of the corporation in safe custody, and shall have such other powers and perform such other duties as may be prescribed by the Board.

               Section 4. CHIEF FINANCIAL OFFICER. The Chief Financial Officer is the chief financial officer of the corporation and shall keep and maintain, or cause to be kept and maintained, adequate and correct accounts of the properties and business transactions of the corporation, and shall send or cause to be sent to the shareholders of the corporation such financial statements and reports as are by law or these Bylaws required to be sent to them. The books of account shall at all times be open to inspection by any director.


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               The Chief Financial Officer shall deposit all moneys and other valuables in the name and to the credit of the corporation with such depositaries as may be designated by the Board. The Chief Financial Officer shall disburse the funds of the corporation as may be ordered by the Board, shall render to the President and the directors, whenever they request it, an account of all transactions as Treasurer and of the financial condition of the corporation, and shall have such other powers and perform such other duties as may be prescribed by the Board.

                          ARTICLE V. Other Provisions.

               Section 1. ANNUAL REPORT TO SHAREHOLDERS. The annual report to shareholders referred to in Section 1501 of the California General Corporation Law is expressly waived, but nothing herein shall be interpreted as prohibiting the Board from issuing annual or other periodic reports to shareholders.

               Section 2. CONSTRUCTION AND DEFINITIONS. Unless the context otherwise requires, the general provisions, rules of construction and definitions contained in the General Provisions of the California Corporations Code and in the California General Corporation Law shall govern the construction of these Bylaws.

                             ARTICLE VI. Amendments.

               These Bylaws may be amended or repealed either by approval of the outstanding shares (as defined in Section 152 of the California General Corporation Law) or by the approval of the Board; provided, however, that after the issuance of shares, a bylaw specifying or changing a fixed number of directors or the maximum or minimum number or changing from a fixed to a variable number of directors or vice versa may be adopted only by approval of the outstanding shares, and a bylaw reducing the fixed number or the minimum number of directors to a number less than five shall be subject to the provisions of Section 212(a) of the California General Corporation Law.



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                            CERTIFICATE OF SECRETARY
                                       of
                        Southern California Water Company
                           (a California corporation)


               I hereby certify that I am the duly elected and acting Secretary of said corporation and that the foregoing Bylaws, comprising 3 pages, constitute the Bylaws of said corporation as duly adopted by unanimous written consent of the Board of Directors on January 25, 1999.



                                       ------------------------------
                                       McClellan Harris III,
                                       Secretary